Exhibit 99.1

Hercules Technology Growth Capital Announces the First Distribution of
 Realized Capital Gains of More than $3 Million Representing Approximately
               $0.10 per Share to be Distributed in 2008


    PALO ALTO, Calif.--(BUSINESS WIRE)--Dec. 27, 2007--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the premier specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, today announced that the Company anticipates that it will have approximately $3.2 million to $3.4 million of realized long-term capital gains in 2007 from its warrant and equity investments. The Company intends to elect to pay the 4% excise tax so that it can spillover the capital gains for distribution to its shareholders in 2008. These distributions represent a return of approximately $0.10 per share to its shareholders based on the current shares outstanding.

    About Hercules Technology Growth Capital, Inc.:

    Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products up and down the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder, Los Angeles and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

    Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

    Forward-Looking Statements:

    The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

    CONTACT: Hercules Technology Growth Capital, Inc.
             Main, 650-289-3060 HT-HN
             info@htgc.com
             Sally Borg, 650-289-3066
             sborg@htgc.com